UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2008

SUPERIOR BANCORP
(Exact Name of Registrant as Specified in Charter)

Delaware
State or Other
Jurisdiction of
Incorporation

0-25033	63-1201350
(Commission	(IRS Employer
File Number)	Identification No.)

17 North 20th Street, Birmingham, Alabama	35203
(Address of Principal Executive Offices)	Zip Code)

(205) 327-1400
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing Fannie Mae and Freddie Mac under conservatorship. The management of Superior Bancorp (the “Corporation”), the bank holding company for Superior Bank, believes that these actions will adversely impact the value of the Corporation’s holdings of preferred stock issued by Fannie Mae and Freddie Mac.

     At September 12, 2008, the Corporation holds in its available-for-sale portfolio preferred securities issued by Fannie Mae and Freddie Mac with a cost basis of $8.6 million. These securities currently trade at five to 10 percent of par value. The Corporation does not hold any common stock or other equity securities issued by Fannie Mae or Freddie Mac. In light of the significant decline in the market value of these securities due to the takeover of Fannie Mae and Freddie Mac, the Corporation is actively working to determine the extent of the losses that may be incurred on these securities. As it is unclear at this time if the value of the securities will improve, the Corporation expects to record a non-cash other-than-temporary impairment charge on these investments for the quarter ending September 30, 2008.

     Even if the Corporation determines that the full value of the securities must be written down, Superior Bank expects to remain “well-capitalized” under regulatory standards as of September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR BANCORP

Date: September 12, 2008	By:	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer